EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2009

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2009
(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$51.5
Restricted cash	244.5
Accounts and notes receivable – trade, net of allowance for doubtful
accounts of $17.4	1,875.7
Accounts receivable – related parties	8.9
Inventories	562.0
Derivative assets (see Note 5)	243.1
Prepaid and other current assets	141.5
Total current assets	3,127.2
Property, plant and equipment, net	17,163.2
Investments in and advances to unconsolidated affiliates	2,475.4
Intangible assets, net of accumulated amortization of $706.0	1,759.6
Goodwill	1,013.9
Deferred tax assets	0.7
Other assets	302.6
Total assets	$25,842.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – trade	$463.8
Accounts payable – related parties	5.0
Accrued product payables	1,757.9
Accrued expenses	78.0
Accrued interest	161.4
Derivative liabilities (see Note 5)	353.1
Other current liabilities	316.4
Total current liabilities	3,135.6
Long-term debt (see Note 10)	12,954.9
Deferred tax liabilities	67.3
Other long-term liabilities	122.1
Commitments and contingencies
Equity:
EPE Holdings, LLC member’s equity:
Member’s interest	(0.2)
Accumulated other comprehensive loss	*
Total EPE Holdings, LLC member’s equity	(0.2)
Noncontrolling interest	9,562.9
Total equity	9,562.7
Total liabilities and equity	$25,842.6

See Notes to Unaudited Condensed Consolidated Balance Sheet.
* Amount is negligible.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.  Company Organization and Basis of Financial Statement Presentation

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P.  The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P.  At March 31, 2009, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries.  Enterprise Products GP, LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.  References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the limited partnership interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.”  The business of Enterprise GP Holdings is the ownership of general and limited partner interests of publicly traded limited partnerships engaged in the midstream energy industry and related businesses. EPE Holdings’ general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., the common units of which are listed on the NYSE under the ticker symbol “EPD.”  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  References to “EPGP” refer to Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners.  EPGP is owned by Enterprise GP Holdings.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.  TEPPCO GP is owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  Enterprise GP Holdings owns noncontrolling interests in both Energy Transfer Equity and LE GP that it accounts for using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P., EPE Unit II, L.P., EPE Unit III, L.P., Enterprise Unit L.P., EPCO Unit L.P., TEPPCO Unit L.P., and TEPPCO Unit II L.P., collectively, all of which are privately-held affiliates of EPCO, Inc.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

References to “EPCO” mean EPCO, Inc. and its privately-held affiliates.  Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO, are affiliates under common control of Mr. Duncan.  We do not control Energy Transfer Equity or LE GP.

Basis of Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings.  EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business.  EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few.  The most significant reconciling item is that relating to noncontrolling interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings.  See Note 11 for additional details regarding noncontrolling interest ownership in our consolidated subsidiaries.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our financial statements.  This new standard requires, among other things, that noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest).

The Consolidated Balance Sheet included in this Current Report on Form 8-K reflects the changes required by SFAS 160.

Presentation of Investments. Enterprise GP Holdings owns 13,670,925 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners.

Enterprise GP Holdings owns 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP, which is entitled to 2% of the cash distributions of TEPPCO as well as the IDRs of TEPPCO.

Enterprise GP Holdings owns 38,976,090 common units of Energy Transfer Equity and approximately 40.6% of the membership interests of its general partner, LE GP.  Energy Transfer Equity owns limited partner interests and the general partner interest of ETP.  We account for our investments in Energy Transfer Equity and LE GP using the equity method of accounting.

Note 2.  General Accounting Matters

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with U.S. generally accepted accounting principles (“GAAP’) requires management to make estimates and assumptions that affect amounts presented in the balance sheet (i.e. assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009, that will or may affect our future balance sheet.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.   FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.   FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.   When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly (entities do not have to incur undue cost and effort in making this determination).   The FASB also issued FSP FAS 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments.   This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We will adopt these FSPs effective July 1, 2009.   We do not expect that this new guidance will have a material impact on our Unaudited Condensed Consolidated Balance Sheet.

Restricted Cash

Restricted cash represents amounts held in connection with Enterprise Products Partners’ commodity derivative instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain Enterprise Products Partners’ positions as commodity prices fluctuate or deposit requirements change.  At March 31, 2009, Enterprise Products Partners’ restricted cash amounts were $244.5 million.  See Note 5 for information about Enterprise Products Partners’ derivative instruments and hedging activities.

Note 3.  Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of the Enterprise GP Holdings’ investments.  On a consolidated basis, we have three reportable business segments:

▪
Investment in Enterprise Products Partners – Reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP.  This segment also includes the development stage assets of the Texas Offshore Port System.  Effective April 16, 2009, Enterprise and TEPPCO dissociated themselves from the Texas Offshore Port System partnership.  See Note 15 for information regarding this subsequent event.

▪	Investment in TEPPCO – Reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. This segment also includes the assets and operations of Jonah Gas Gathering Company (“Jonah”).

▪
Investment in Energy Transfer Equity – Reflects Enterprise GP Holdings’ investments in Energy Transfer Equity and its general partner, LE GP.  Enterprise GP Holdings accounts for these non-controlling investments using the equity method of accounting.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity have separate operating management and boards of directors, with at least three independent directors.  Enterprise GP Holdings controls Enterprise Products Partners and TEPPCO through our ownership of their respective general partners.  We do not control Energy Transfer Equity or its general partner.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying unaudited condensed consolidated balance sheets of EPGP and TEPPCO GP, respectively.  Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information at March 31, 2009:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets: (1)	$18,250.0	$6,073.8	$1,576.2	$(57.4)	$25,842.6
Investments in and advances
to unconsolidated affiliates (see Note 8):	647.8	251.4	1,576.2	--	2,475.4
Intangible assets (see Note 9): (2)	834.4	942.4	--	(17.2)	1,759.6
Goodwill (see Note 9):	706.9	307.0	--	--	1,013.9
(1)   Amounts presented in the “Adjustments and Eliminations” column represent the elimination of intercompany receivables and investment balances, as well as the elimination of contracts Enterprise Products Partners purchased in cash from TEPPCO in 2006.
(2)   Amounts presented in the “Adjustments and Eliminations” column represent the elimination of contracts Enterprise Products Partners purchased from TEPPCO in 2006.

Note 4.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  Such awards were not material to our consolidated financial position.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.

EPGP Unit Appreciation Rights

At March 31, 2009, we had a total of 90,000 outstanding unit appreciation rights (“UARs”) granted to non-employee directors of EPGP that cliff vest in 2011.  If a director resigns prior to vesting, his UAR awards are forfeited.

EPCO 1998 Long-Term Incentive Plan

The EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”) provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners.  After giving effect to the issuance or forfeiture of option awards and restricted unit awards through March 31, 2009, a total of 1,273,924 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners’ unit option awards.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2008	2,168,500	$26.32
Granted (2)	30,000	$20.08
Exercised	(10,000)	$9.00
Forfeited	(365,000)	$26.38
Outstanding at March 31, 2009	1,823,500	$26.30	5.0	$0.7
Options exercisable at
March 31, 2009	418,500	$21.14	4.1	$0.7

(1)   Aggregate intrinsic value reflects fully vested option awards at March 31, 2009.
(2)   Aggregate grant date fair value of these unit options issued during 2009 was $0.2 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $20.08 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.8%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; and (v) expected unit price volatility on Enterprise Products Partners’ common units of 72.8%.

The total intrinsic value of option awards exercised during the three months ended March 31, 2009 was $0.1 million.

During the three months ended March 31, 2009, Enterprise Products Partners received cash of $0.1 million, from the exercise of unit options.  Conversely, its option-related reimbursements to EPCO were $0.1 million.

Enterprise Products Partners’ restricted unit awards.  The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards under the EPCO 1998 Plan for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	2,080,600
Granted (2)	19,000	$17.99
Vested	(11,000)	$26.95
Forfeited	(136,200)	$29.37
Restricted units at March 31, 2009	1,952,400

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)   Aggregate grant date fair value of restricted unit awards issued during 2009 was $0.3 million based on a grant date market price of Enterprise Products Partners’ common units ranging from $20.08 to $22.06 per unit and an estimated forfeiture rate ranging between 4.6% and 17%.

The total fair value of Enterprise Products Partners’ restricted unit awards that vested during the three months ended March 31, 2009 was $0.3 million.

Enterprise Products Partners’ phantom unit awards and distribution equivalent rights.  No phantom unit awards or distribution equivalent rights have been issued as of March 31, 2009 under the EPCO 1998 Plan.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners 2008 Long-Term Incentive Plan

The Enterprise Products Partners 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”) provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect the issuance or forfeiture of option awards through March 31, 2009, a total of 8,600,000 additional common units of Enterprise Products Partners could be issued under the EPD 2008 LTIP.

Enterprise Products Partners’ unit option awards.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	795,000	$30.93
Granted (1)	695,000	$22.06
Forfeited	(90,000)	$30.93
Outstanding at March 31, 2009 (2)	1,400,000	$26.53	5.3

(1)   Aggregate grant date fair value of these unit options issued during 2009 was $3.8 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $22.06 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.8%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; (v) expected unit price volatility on Enterprise Products Partners’ common units of 72%; and (vi) an estimated forfeiture rate of 17%.
(2)   No unit options were exercisable at March 31, 2009.

Enterprise Products Partners’ phantom unit awards. There were a total of 4,400 phantom units outstanding at March 31, 2009 under the EPD 2008 LTIP.  These awards cliff vest in 2011.  At March 31, 2009, Enterprise Products Partners had an immaterial amount of accrued liability for compensation related to these phantom unit awards.

DEP GP UARs

At March 31, 2009, there were a total of 90,000 outstanding UARs granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  At March 31, 2009, Enterprise Products Partners had an immaterial amount of accrued liability for compensation related to these UARs.

TEPPCO 1999 Phantom Unit Retention Plan

There were a total of 15,800 phantom units outstanding under the TEPPCO 1999 Phantom Unit Retention Plan (“TEPPCO 1999 Plan”) at March 31, 2009.  These awards cliff vest as follows: 13,000 in April 2009 and 2,800 in January 2010. At March 31, 2009, TEPPCO had an accrued liability balance of $0.4 million for compensation related to the TEPPCO 1999 Plan.

EPCO 2006 TPP Long-Term Incentive Plan

The EPCO 2006 TPP Long-Term Incentive Plan (“TEPPCO 2006 LTIP”) provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards.  After giving effect to the issuance or forfeiture of unit options and restricted units through March 31, 2009, a total of 4,388,184 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

TEPPCO unit options.  The following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	154,000	$20.32
Forfeited	(47,000)	$40.30
Outstanding at March 31, 2009 (2)	462,000	$33.41	4.80

(1)   The total grant date fair value of these awards was $0.6 million based on the following assumptions: (i) expected life of the option of 4.9 years; (ii) risk-free interest rate of 1.8%; (iii) expected distribution yield on TEPPCO’s common units of 12.9%; (iv) estimated forfeiture rate of 17% and (v) expected unit price volatility on TEPPCO’s common units of 71.8%.
(2)   No unit options were exercisable at March 31, 2009.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards under the TEPPCO 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	157,300
Forfeited	(8,100)	$40.31
Restricted units at March 31, 2009	149,200

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited awards is determined before an allowance for forfeitures.

None of TEPPCO’s restricted unit awards vested during the three months ended March 31, 2009.

TEPPCO UARs and phantom units.  At March 31, 2009, there were a total of 95,654 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 305,954 UARs outstanding that were granted under the TEPPCO 2006 LTIP to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards are subject to five year cliff vesting.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.

As of March 31, 2009, there were a total of 1,647 phantom unit awards outstanding that had been granted under the TEPPCO 2006 LTIP to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.

Note 5.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates, commodity prices and, to a limited extent, foreign exchange rates. In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates, commodity prices or currency values. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪	Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment.

▪	Variable cash flows of a forecasted transaction.

▪	Foreign currency exposure, such as through an unrecognized firm commitment.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.   The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item. Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

On January 1, 2009, we adopted the disclosure requirements of SFAS 161, Disclosures About Derivative Financial Instruments and Hedging Activities.   SFAS 161 requires enhanced qualitative and quantitative disclosure requirements regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain consolidated debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.

The following table summarizes our interest rate derivative instruments outstanding at March 31, 2009, all of which were designated as hedging instruments under SFAS 133:

	Number and Type of	Notional	Period of	Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Swap	Treatment
Enterprise GP Holdings:
Variable-interest rate borrowings	2 floating-to-fixed swaps	$250.0	9/07 to 8/09	1.4% to 5.0%	Cash flow hedge
Variable-interest rate borrowings	2 floating-to-fixed swaps	$250.0	9/07 to 8/11	1.4% to 4.8%	Cash flow hedge
Enterprise Products Partners:
Senior Notes C	1 fixed-to-floating swap	$100.0	1/04 to 2/13	6.4% to 3.5%	Fair value hedge
Senior Notes G	3 fixed-to-floating swaps	$300.0	10/04 to 10/14	5.6% to 5.3%	Fair value hedge
Duncan Energy Partners:
Variable-interest rate borrowings	3 floating-to-fixed swaps	$175.0	9/07 to 9/10	1.2% to 4.6%	Cash flow hedge

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

In the first quarter of 2009, Enterprise Products Partners entered into two forward starting interest rate swaps to hedge the underlying benchmark interest payments related to the forecasted issuances of debt.

	Number and Type of	Notional	Period of	Average Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Locked	Treatment
Enterprise Products Partners:
Future debt offering	1 forward starting swap	$50.0	6/10 to 6/20	3.293%	Cash flow hedge
Future debt offering	1 forward starting swap	$150.0	2/11 to 2/21	3.4615%	Cash flow hedge

Commodity Derivative Instruments

The prices of natural gas, NGLs, crude oil and certain petrochemical products are subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with such products, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts. The following table summarizes our commodity derivative instruments outstanding at March 31, 2009:

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term (2)	Treatment
Derivatives designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas processing:
Forecasted natural gas purchases for plant thermal reduction (“PTR”) (3)	44.0 Bcf	n/a	Cash flow hedge
Forecasted NGL sales	3.2 MMBbls	n/a	Cash flow hedge
Octane enhancement:
Forecasted purchases of natural gas liquids	0.2 MMBbls	n/a	Cash flow hedge
Natural gas liquids inventory management activities	n/a	0.1 MMBbls	Cash flow hedge
Forecasted sales of octane enhancement products	1.7 MMBbls	n/a	Cash flow hedge
Natural gas marketing:
Natural gas storage inventory management activities	2.3 Bcf	n/a	Fair value hedge
NGL marketing:
Forecasted purchases of NGLs and related hydrocarbon products	3.1 MMBbls	n/a	Cash flow hedge
Forecasted sales of NGLs and related hydrocarbon products	2.5 MMBbls	1.2 MMBbls	Cash flow hedge

Derivatives not designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas risk management activities (4,5)	244.1 Bcf	n/a	Mark-to-market
Duncan Energy Partners:
Natural gas risk management activities (5)	1.8 Bcf	n/a	Mark-to-market
TEPPCO:
Crude oil risk management activities (6)	2.8 MMBbls	n/a	Mark-to-market

(1)   Volume for derivatives designated as hedging instruments reflects the total amount of volumes hedged whereas volume for derivatives not designated as hedging instruments reflect the absolute value of derivative notional volumes.
(2)   The maximum term for derivatives reflected in the long-term column is December 2010.
(3)   PTR represents the British thermal unit (“Btu”) equivalent of the NGLs extracted from natural gas by a processing plant, and includes the natural gas used as plant fuel to extract those liquids, plant flare and other shortages.  See the discussion below for the primary objective of this strategy.
(4)   Volume includes approximately 63.7 billion cubic feet (“Bcf”) of physical derivative instruments that are predominantly index plus a premium or minus a discount.
(5)   Reflects the use of derivative instruments to manage risks associated with natural gas pipeline, processing and storage assets.
(6)   Reflects the use of derivative instruments to manage risks associated with TEPPCO’s portfolio of crude oil storage assets.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The table above does not include additional hedges of forecasted NGL sales executed under contracts that have been designated as normal purchase and sale agreements under SFAS 133.   At March 31, 2009, the volume hedged under these contracts was 11.7 million barrels (“MMBbls”).

Certain of our derivative instruments do not meet the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.

Enterprise Products Partners’ predominant hedging strategy is a program to hedge a portion of its margin from natural gas processing.  The objective of this strategy is to hedge a level of gross margins associated with the NGL forward sales contracts (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) by locking in the cost of natural gas used for PTR through the use of commodity derivative instruments.  This program consists of:

▪	the forward sale of a portion of Enterprise Products Partners’ expected equity NGL production at fixed prices through 2009, and

▪	the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as PTR in the production of such equity NGL production.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Foreign Currency Derivative Instruments

We are exposed to foreign currency exchange risk in connection with our NGL marketing activities in Canada.  As a result, we could be adversely affected by fluctuations in currency rates between the U.S. dollar and Canadian dollar. In order to manage this risk, we may enter into foreign exchange purchase contracts to lock in the exchange rate.  Prior to 2009, these derivative instruments were accounted for using mark-to-market accounting.  Beginning with the first quarter of 2009, these transactions were accounted for as cash flow hedges.

In addition, we were exposed to foreign currency exchange risk in connection with a term loan denominated in Japanese yen (see Note 10).  Enterprise Products Partners entered into this loan agreement in November 2008 and the loan matured in March 2009.  The derivative instrument used to hedge this risk was accounted for as a cash flow hedge and settled upon repayment of the loan.

We had one foreign currency derivative instrument with a notional amount of $1.7 million Canadian outstanding at March 31, 2009.  The fair market value of this instrument was de minimis at March 31, 2009.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Credit-Risk Related Contingent Features in Derivative Instruments

A limited number of our commodity derivative instruments include provisions related to credit ratings and/or adequate assurance clauses.  A credit rating provision provides for a counterparty to demand immediate full or partial payment to cover a net liability position upon the loss of a stipulated credit rating. An adequate assurance clause provides for a counterparty to demand immediate full or partial payment to cover a net liability position should reasonable grounds for insecurity arise with respect to contractual performance by either party.  At March 31, 2009, the aggregate fair value of our over-the-counter derivative instruments in a net liability position was $0.1 million however this position was not subject to credit rating contingent features or adequate assurance clauses.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Tabular Presentation of Fair Value Amounts

The following table provides a balance sheet overview of our derivative assets and liabilities at March 31, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments under SFAS 133
Interest rate derivatives	Derivative assets	$7.0	Derivative liabilities	$17.6
Interest rate derivatives	Other assets	38.5	Other liabilities	17.9
Total interest rate derivatives		45.5		35.5
Commodity derivatives	Derivative assets	152.2	Derivative liabilities	263.2
Commodity derivatives	Other assets	2.3	Other liabilities	--
Total commodity derivatives (1)		154.5		263.2
Total derivatives designated as hedging instruments		$200.0		$298.7

Derivatives not designated as hedging instruments under SFAS 133
Commodity derivatives	Derivative assets	$83.9	Derivative liabilities	$72.3
Commodity derivatives	Other assets	--	Other liabilities	0.4
Total commodity derivatives		83.9		72.7
Total derivatives not designated as hedging instruments		$83.9		$72.7

(1)   Represent commodity derivative transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

SFAS 157 - Fair Value Measurements

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at March 31, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Interest rate derivative instruments	$--	$45.5	$--	$45.5
Commodity derivative instruments	20.5	180.4	37.5	238.4
Total	$20.5	$225.9	$37.5	$283.9

Financial liabilities:
Interest rate derivative instruments	$--	$35.5	$--	$35.5
Commodity derivative instruments	29.3	303.6	3.0	335.9
Total	$29.3	$339.1	$3.0	$371.4

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for the three months ended March 31, 2009:

Balance, January 1	$32.4
Total gains included in:
Net income	12.9
Other comprehensive loss	1.5
Purchases, issuances, settlements	(12.3)
Balance, March 31	$34.5

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position.

Note 6.  Inventories

Our inventory amounts by business segment were as follows at March 31, 2009:

Investment in Enterprise Products Partners:
Working inventory (1)	$279.5
Forward sales inventory (2)	240.5
Subtotal	520.0
Investment in TEPPCO:
Working inventory (3)	22.3
Forward sales inventory (4)	21.2
Subtotal	43.5
Eliminations	(1.5)
Total inventory	$562.0

(1)   Working inventory is comprised of inventories of natural gas, natural gas liquids (“NGLs”) and certain petrochemical products that are either available-for-sale or used in providing services.
(2)   Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward sales contracts.
(3)   Working inventory is comprised of inventories of crude oil, refined products, liquefied petroleum gases, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.
(4)   Forward sales inventory primarily consists of identified crude oil volumes dedicated to the fulfillment of forward sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements.  These volumes are recorded as inventory at market-related values in the month of acquisition.  Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices, we recognize lower of cost or market adjustments when the carrying value of inventories exceeds their net realizable value.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 7.  Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at March 31, 2009:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-45 (5)	$13,533.3
Storage facilities (2)	5-35 (6)	925.1
Offshore platforms and related facilities (3)	20-31	634.8
Transportation equipment (4)	3-10	38.3
Land		58.7
Construction in progress		893.7
Total historical cost		16,083.9
Less accumulated depreciation		2,487.8
Total carrying value, net		13,596.1
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	2,986.5
Storage facilities (2)	5-40 (6)	312.8
Transportation equipment (4)	5-10	12.8
Marine vessels	20-30	453.0
Land		200.4
Construction in progress		405.4
Total historical cost		4,370.9
Less accumulated depreciation		803.8
Total carrying value, net		3,567.1
Total property, plant and equipment, net		$17,163.2

(1)   Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.
(2)   Includes underground product storage caverns, above ground storage tanks, water wells and related assets.
(3)   Includes offshore platforms and related facilities and assets.
(4)   Includes vehicles and similar assets used in our operations.
(5)   In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-45 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.
(6)   In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.

The following table summarizes our capitalized interest amounts by business segment for the three months ended March 31, 2009:

Investment in Enterprise Products Partners:
Capitalized interest (1)	$12.1
Investment in TEPPCO:
Capitalized interest (1)	5.3

(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Asset retirement obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations, or a combination of these factors.  The following table summarizes amounts recognized in connection with AROs since December 31, 2008:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2008	$37.7	$4.5	$42.2
Liabilities incurred	0.4	--	0.4
Liabilities settled	(6.5)	(0.5)	(7.0)
Accretion expense	0.5	--	0.5
Revisions in estimated cash flows	6.0	--	6.0
ARO liability balance, March 31, 2009	$38.1	$4.0	$42.1

Our consolidated property, plant and equipment at March 31, 2009 includes $11.8 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 8.  Investments in and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  The following table presents our investments in and advances to unconsolidated affiliates by business segment at the March 31, 2009:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$31.1
K/D/S Promix, L.L.C. (“Promix”)	50%	46.6
Baton Rouge Fractionators LLC	32.2%	24.6
White River Hub, LLC	50%	26.8
Skelly-Belvieu Pipeline Company, L.L.C.	49%	36.3
Evangeline (1)	49.5%	4.8
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	58.2
Cameron Highway Oil Pipeline Company	50%	249.1
Deepwater Gateway, L.L.C.	50%%	103.0
Neptune Pipeline Company, L.L.C.	25.7%	51.1
Nemo Gathering Company, LLC	33.9%	--
Baton Rouge Propylene Concentrator LLC	30%	12.5
La Porte (2)	50%	3.7
Total Investment in Enterprise Products Partners		647.8
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	181.3
Centennial Pipeline LLC (“Centennial”)	50%	69.7
Other	25%	0.4
Total Investment in TEPPCO		251.4
Investment in Energy Transfer Equity:
Energy Transfer Equity	17.5%	1,563.7
LE GP	40.6%	12.5
Total Investment in Energy Transfer Equity		1,576.2
Total consolidated		$2,475.4

(1)   Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2)   Refers to ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

On occasion, the price we pay to acquire a noncontrolling ownership interest in a company exceeds the underlying book value of the net assets we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information by business segment at March 31, 2009:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$51.5	$30.3	$576.6	$658.4
Goodwill	--	--	335.8	335.8
Intangibles – finite life	--	30.0	244.7	274.7
Intangibles – indefinite life	--	--	513.5	513.5
Total	$51.5	$60.3	$1,670.6	$1,782.4

Excess cost amounts, net of amortization at:
March 31, 2009	$33.8	$26.9	$1,600.4	$1,661.1

We monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  As a result of our reviews for the first quarter of 2009, no impairment charges were required.  We have the intent and ability to hold our equity method investments, which are integral to our operations.

Note 9.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets by business segment at March 31, 2009:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners	$1,267.9	$(450.7)	$817.2
Investment in TEPPCO	1,197.7	(255.3)	942.4
Total	$2,465.6	$(706.0)	$1,759.6

Goodwill

The following table summarizes our goodwill amounts by business segment at March 31, 2009:

Investment in Enterprise Products Partners	$706.9
Investment in TEPPCO	307.0
Total	$1,013.9

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 10.  Debt Obligations

The following table summarizes the significant components of our consolidated debt obligations at March 31, 2009:

Principal amount of debt obligations of Enterprise GP Holdings	$1,070.3
Principal amount of debt obligations of Enterprise Products Partners:
Senior debt obligations	8,015.9
Subordinated debt obligations	1,232.7
Total principal amount of debt obligations of Enterprise Products Partners	9,248.6
Principal amount of debt obligations of TEPPCO:
Senior debt obligations	2,265.6
Subordinated debt obligations	300.0
Total principal amount of debt obligations of TEPPCO	2,565.6
Total principal amount of consolidated debt obligations	12,884.5
Other, non-principal amounts:
Changes in fair value of debt-related derivative instruments	49.5
Unamortized discounts, net of premiums	(12.3)
Unamortized deferred gains related to terminated interest rate swaps	33.2
Total other, non-principal amounts	70.4
Total consolidated debt obligations	$12,954.9

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, the Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

There have been no significant changes in the terms of Enterprise GP Holdings’ debt obligations since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to our Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009.  The following table summarizes the debt obligations of Enterprise GP Holdings at March 31, 2009:

EPE Revolver, variable rate, due September 2012	$103.8
$125.0 million Term Loan A, variable rate, due September 2012	125.0
$850.0 million Term Loan B, variable rate, due November 2014 (1)	841.5
Total debt obligations of Enterprise GP Holdings	$1,070.3

(1)   In accordance with SFAS 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term and current maturities of debt reflect the classification of such obligations at March 31, 2009.  With respect to the $8.5 million due under Term Loan B in 2009, Enterprise GP Holdings has the ability to use available credit capacity under its revolving credit facility to fund repayment of this amount.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Consolidated Debt Obligations of Enterprise Products Partners

The following table summarizes the principal amount of consolidated debt obligations of Enterprise Products Partners at March 31, 2009:

Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	$1,234.1
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450.0
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350.0
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500.0
EPO Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500.0
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650.0
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350.0
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250.0
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250.0
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500.0
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800.0
EPO Senior Notes M, 5.65%, fixed-rate, due April 2013	400.0
EPO Senior Notes N, 6.50%, fixed-rate, due January 2019	700.0
EPO Senior Notes O, 9.75% fixed-rate, due January 2014	500.0
EPO Yen Term Loan, 4.93% fixed-rate, due March 2009 (2)	--
Petal GO Zone Bonds, variable rate, due August 2037	57.5
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010 (1)	54.0
Duncan Energy Partners’ Revolver, variable rate, due February 2011	188.0
Duncan Energy Partners’ Term Loan, variable rate, due December 2011	282.3
Total senior debt obligations of Enterprise Products Partners	8,015.9
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550.0
EPO Junior Notes B, fixed/variable rates, due January 2068	682.7
Total subordinated debt obligations of Enterprise Products Partners	1,232.7
Total principal amount of debt obligations of Enterprise Products Partners	$9,248.6

(1)   In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at March 31, 2009.  With respect to the EPO Senior Notes F due in October 2009 and the Pascagoula MBFC Loan due in March 2010, EPO has the ability to use available credit capacity under the EPO Revolver to fund repayment of these amounts.
(2)   The EPO Yen Term Loan matured on March 30, 2009 and was replaced with the EPO $200.0 Million Term Loan (see Note 15).

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of Duncan Energy Partners’ Revolver and Term Loan.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

Apart from that discussed below, there have been no significant changes in the terms of Enterprise Products Partners’ debt obligations since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to our Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009.

EPO $200.0 Million Term Loan. On April 1, 2009, EPO entered into the EPO $200.0 Million Term Loan, which replaced its borrowing capacity under the EPO Yen Term Loan that matured on March 30, 2009.  See Note 15 for additional information regarding this subsequent event.

Dixie Revolving Credit Facility.  The Dixie Revolver was terminated in January 2009.

Letters of credit.  At March 31, 2009, there was $1.0 million in standby letters outstanding under Duncan Energy Partners’ Revolver.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Consolidated Debt Obligations of TEPPCO

The following table summarizes the principal amount of consolidated debt obligations of TEPPCO at March 31, 2009:

Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	$565.6
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500.0
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200.0
TEPPCO Senior Notes, 5.90% fixed rate, due April 2013	250.0
TEPPCO Senior Notes, 6.65% fixed rate, due April 2018	350.0
TEPPCO Senior Notes, 7.55% fixed rate, due April 2038	400.0
Total senior debt obligations of TEPPCO	2,265.6
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300.0
Total principal amount of debt obligations of TEPPCO	$2,565.6

There have been no significant changes in the terms of TEPPCO’s debt obligations since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to our Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at March 31, 2009.

Information Regarding Variable Interest Rates Paid

The following table presents the weighted-average interest rates paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2009:

Weighted-Average
Interest Rate
Paid
EPE Revolver	1.96%
EPE Term Loan A	1.95%
EPE Term Loan B	3.48%
EPO Revolver	1.05%
Petal GO Zone Bonds	0.56%
Duncan Energy Partners’ Revolver	2.05%
Duncan Energy Partners’ Term Loan	1.50%
TEPPCO Revolver	1.13%

Consolidated Debt Maturity Table

The following table presents the scheduled maturities of principal amounts of our consolidated debt obligations for the next five years and in total thereafter:

2009	$--
2010	508.5
2011	928.8
2012	3,099.5
2013	1,208.5
Thereafter	7,139.2
Total scheduled principal payments	$12,884.5

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at March 31, 2009, (ii) total debt of each unconsolidated affiliate at March 31, 2009 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt:

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon (1)	36%	$98.0	$--	$--	$98.0	$--	$--	$--
Evangeline (1)	49.5%	15.7	5.0	3.2	7.5	--	--	--
Centennial (2)	50%	127.4	7.4	9.1	9.0	8.9	8.6	84.4
Total		$241.1	$12.4	$12.3	$114.5	$8.9	$8.6	$84.4

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants.  These businesses were in compliance with such covenants at March 31, 2009.  The credit agreements of these unconsolidated affiliates also restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to our Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009.

Note 11.  Equity

At March 31, 2009, equity consisted of the capital account of Dan Duncan LLC, accumulated other comprehensive loss and noncontrolling interest.  Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter.  No distributions have been made to date.  The capital account balance of Dan Duncan LLC was nominal at March 31, 2009.

Accumulated Other Comprehensive Loss

The following table presents the components of accumulated other comprehensive loss attributable to noncontrolling interest at March 31, 2009:

Commodity derivative instruments (1)	$(144.0)
Interest rate derivative instruments (1)	(61.4)
Foreign currency translation adjustment (2)	(1.7)
Pension and postretirement benefit plans	(0.8)
Proportionate share of other comprehensive loss of
unconsolidated affiliates, primarily Energy Transfer Equity	(14.6)
Total	(222.5)

(1)   See Note 5 for additional information regarding these components of accumulated other comprehensive loss.
(2)   Relates to transactions of Enterprise Products Partners’ Canadian NGL marketing subsidiary.

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Noncontrolling Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, noncontrolling interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries are consolidated with those of EPE Holdings, with any third-party and affiliate ownership in such amounts presented as noncontrolling interest. The following table presents the components of noncontrolling interest as presented on our Unaudited Condensed Consolidated Balance Sheet at March 31, 2009:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,215.1
Related party owners of Enterprise Products Partners (2)	399.0
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,015.7
Related party owners of Enterprise GP Holdings (2)	1,021.0
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (1)	279.8
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,726.4
Related party owners of TEPPCO (2)	(16.8)
Joint venture partners (3)	145.2
Accumulated other comprehensive loss	(222.5)
Total noncontrolling interest on Consolidated Balance Sheet	$9,562.9

(1)   Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO.
(2)   Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates of EPE Holdings. This group is primarily comprised of EPCO and certain of its privately-held consolidated subsidiaries.
(3)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Tri-States Pipeline L.L.C., Independence Hub LLC, Wilprise Pipeline Company LLC and the Texas Offshore Port System (see Note 15).

Note 12.  Related Party Transactions

The following table summarizes our accounts receivable and accounts payable with related parties at March 31, 2009:

Accounts receivable - related parties:
EPCO and affiliates	$8.9

Accounts payable - related parties:
EPCO and affiliates	$1.1
Cenac and affiliates	3.9
Total	$5.0

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Significant Relationships and Agreements with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which includes the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated privately-held subsidiaries; and

EPE HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

▪	the Employee Partnerships.

EPCO is a privately-held company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP.  At March 31, 2009, EPCO and its privately-held affiliates beneficially owned 108,363,833 (or 77.8%) of Enterprise GP Holdings’ outstanding Units and 100% of its general partner, EPE Holdings.  In addition, at March 31, 2009, EPCO and its affiliates beneficially owned 155,731,708 (or 34.2%) of Enterprise Products Partners’ common units, including 13,670,925 common units owned by Enterprise GP Holdings.  At March 31, 2009, EPCO and its affiliates beneficially owned 17,073,315 (or 16.3%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPGP, TEPPCO GP and EPE Holdings are employees of EPCO.

Enterprise GP Holdings, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its privately-held subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations.  EPCO and its privately-held affiliates received directly from us $118.1 million in cash distributions during the three months ended March 31, 2009.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a privately-held affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products.  We also lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO ASA. We have no employees. Substantially all of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners, TEPPCO and their respective general partners are among the parties to the ASA.

Relationships with Unconsolidated Affiliates

Enterprise Products Partners.  Enterprise Products Partners’ significant related party revenue and expense transactions with its unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix.  In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO.  TEPPCO’s significant related party revenue and expense transactions with its unconsolidated affiliates consist of (i) management, rental and other revenues, (ii) transportation expense related to the transportation of crude oil on Seaway, (iii) transportation expense related to the transportation of refined products on Centennial and (iv) rental expense related to the lease of pipeline capacity on Centennial.

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Energy Transfer Equity.  Enterprise Products Partners has a long-term sales contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from Enterprise Products Partners.  The contract continues until March 31, 2010 and contains renewal and extension options.  Enterprise Products Partners and another subsidiary of ETP, Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering of 14,950,000 common units and acquired controlling interests in five midstream energy businesses from EPO in a dropdown transaction.  On December 8, 2008, through a second dropdown transaction, Duncan Energy Partners acquired controlling interests in an additional three midstream energy businesses from EPO.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in the business of transporting and storing NGLs and petrochemical products and gathering, transporting, storing and marketing of natural gas.

At March 31, 2009, Enterprise Products Partners owned 74.1% of Duncan Energy Partners’ limited partner interests and all of its general partner interest.

Enterprise Products Partners has continued involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes Duncan Energy Partners’ storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from and sells to, Duncan Energy Partners natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas that is owned by Duncan Energy Partners.

Relationship with Cenac

In connection with TEPPCO’s marine services acquisition in February 2008, Cenac and affiliates became a related party of TEPPCO due to their ownership of TEPPCO common units and for other reasons.  TEPPCO entered into a transitional operating agreement with Cenac in which TEPPCO’s fleet of tow boats and tank barges (acquired from Cenac) will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, TEPPCO pays Cenac a monthly operating fee and reimburses Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on the equipment.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation and legal proceedings, including regulatory and environmental matters.  Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings.  We are not aware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes

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available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our balance sheet.

Enterprise GP Holdings’ matters.  In February 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of Enterprise GP Holdings in the Court of Chancery of the State of Delaware.  The complaint names as defendants EPE Holdings; the Board of Directors of EPE Holdings; EPCO; and Dan L. Duncan and certain of his affiliates.  Enterprise GP Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO common units from Mr. Duncan’s affiliates at an unfair price.  The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of EPE Holdings’ Audit, Conflicts and Governance Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Management believes this lawsuit is without merit and intends to vigorously defend against it.  For information regarding our relationship with Mr. Duncan and his affiliates, see Note 12.

Enterprise Products Partners’ matters.  In February 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas in October 2004 from a pressurized anhydrous ammonia pipeline (“Magellan Ammonia Pipeline”) owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”) and a previous release of ammonia in September 2004 from the same pipeline. EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on Enterprise Products Partners’ consolidated financial position.

In October 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on Enterprise Products Partners’ consolidated financial position.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others in April 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.  Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  Enterprise Products Partners has complied with the stipulations and the State has dismissed the portions of the compliant seeking the temporary restraining order and injunction.  We believe that the settlement of any penalties with the State will not have a material impact on Enterprise Products Partners’ consolidated financial position.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon Oil Corp. (“Marathon”) as operator of the Indian Basin natural gas

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processing facility located in Eddy County, New Mexico.  Enterprise Products Partners owns a 42.4% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction measures over the years.  The State seeks penalties above $0.1 million.  Marathon continues to work with the State to determine if resolution of the case is possible. We believe that any potential penalties will not have a material impact on Enterprise Products Partners’ consolidated financial position.

TEPPCO matters. In September 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. In July 2007, Mr. Brinckerhoff filed an amended complaint.  The amended complaint names as defendants (i) TEPPCO GP, certain of its current and former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into specified transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant and certain gas processing rights to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s IDRs in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) an award to plaintiff of the costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Court of Chancery dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  Although we believe there are valid defenses to the claims, and Enterprise GP Holdings, TEPPCO and Enterprise Products Partners will defend themselves vigorously, this lawsuit is at an early stage, and in the view of the inherent risks and unpredictability of litigation, no assurance can be given as to the outcome of this litigation.

See Note 15, for a subsequent event regarding new litigation involving TEPPCO and Enterprise Products Partners.

Energy Transfer Equity matters.  In July 2007, ETP announced that it was under investigation by the Commodity Futures Trading Commission (“CFTC”) with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the time of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodity derivative instrument positions and from certain index-priced physical gas purchases in the Houston Ship Channel market.  In March 2008, ETP entered into a consent order with the CFTC.  Pursuant to this consent order, ETP agreed to pay the CFTC $10.0 million and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of action asserted by the CFTC in this proceeding.  ETP neither admitted nor denied the allegations made by the CFTC in this proceeding. The settlement was paid in March 2008.

In July 2007, ETP announced that it was also under investigation by the Federal Energy Regulatory Commission (“FERC”) for the same matters noted in the CFTC proceeding described above.  The FERC is also investigating certain of ETP’s intrastate transportation activities.  The FERC’s actions against ETP also included allegations related to its Oasis pipeline, which is an intrastate pipeline that transports natural gas between the Waha and Katy hubs in Texas.  The Oasis pipeline transports interstate natural gas pursuant to the Natural Gas Policy Act (“NGPA”) Section 311 authority, and is subject to FERC-approved rates, terms and conditions of service.  The allegations related to the Oasis pipeline included claims that the pipeline violated NGPA regulations from January 2004 through June 2006 by

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granting undue preference to ETP’s affiliates for interstate NGPA Section 311 pipeline service to the detriment of similarly situated non-affiliated shippers and by charging in excess of the FERC-approved maximum lawful rate for interstate NGPA Section 311 transportation.  As discussed below, in January 2009 we entered into a settlement with FERC Enforcement Staff pursuant to which all claims against Oasis were settled with no obligation for Oasis to pay any civil penalties to the FERC or make any other payment.

In July 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits, plus interest, of $54.6 million with respect to its market manipulation claims.  In October 2007, ETP filed a response with the FERC refuting the FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC’s proceedings.  In February 2008, the FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million. If the FERC concurs with this recommendation, the total amount of civil penalties and disgorgement of profits sought by the FERC would be approximately $184.4 million.  In March 2008, ETP responded to the FERC staff regarding the recommended increase in the proposed civil penalties.  In April 2008, the FERC staff filed an answer to ETP’s March 2008 pleading.  The FERC has not taken any actions related to the recommendations of its staff with respect to the proposed increase in civil penalties.

In May 2008, the FERC ordered hearings to be conducted by FERC administrative law judges with respect to the FERC’s intrastate transportation claims and market manipulation claims.  The hearing related to the intrastate transportation claims involving the Oasis pipeline was scheduled to commence in December 2008 with the administrative law judge’s initial decision due in May 2009; however, as discussed below, ETP entered into a settlement agreement with FERC Enforcement Staff and that agreement was approved by the FERC in its entirety and without modification on February 27, 2009.  The hearing related to the market manipulation claims is scheduled to commence in June 2009 with the administrative law judge’s initial decision due in December 2009.  The FERC denied ETP’s request for dismissal of the proceeding and has ordered that, following completion of the hearing, the administrative law judge make recommendations with respect to whether ETP engaged in market manipulation in violation of the Natural Gas Act and FERC regulations.  The FERC reserved for itself the issues of possible civil penalties, revocation of ETP’s blanket market certificate, method by which ETP would disgorge any unjust profits.  Following the issuance of the administrative law judge’s initial decision, the FERC would then issue an order with respect to these matters.  ETP management has stated that it expects that the FERC will require a payment in order to conclude these investigations on a negotiated settlement basis.

In November 2008, the administrative law judge presiding over the Oasis claims granted ETP’s motion for summary disposition of the claim that Oasis unduly discriminated in favor of affiliates regarding the provision of Section 311(a)(2) interstate transportation service.  Oasis subsequently entered into an agreement with the Enforcement Staff to settle all claims related to Oasis.  In January 2009, this agreement was submitted under seal to the FERC by the presiding administrative law judge for the FERC’s approval as an uncontested settlement of all Oasis claims.  On February 27, 2009, the settlement agreement was approved by the FERC in its entirety and without modification and the terms of the settlement were made public.  As no person sought rehearing of the order approving the settlement within thirty days of such order, the FERC’s order became final and non-appealable.  ETP has stated that it does not believe the Oasis settlement, as approved by the FERC, will have a material adverse effect on it business or financial position.

In addition to the CFTC and FERC, third parties have asserted claims, and may assert additional claims, against Energy Transfer Equity and ETP for damages related to the aforementioned matters.  Several natural gas producers and a natural gas marketing company have initiated legal proceedings against Energy Transfer Equity and ETP in Texas state courts for claims related to the FERC claims.  These suits contain contract and tort claims relating to the alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.  One of the

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suits against Energy Transfer Equity and ETP contains an additional allegation that the defendants transported natural gas in a manner that favored their affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of natural gas to other parties in the market.  ETP has moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases.  One such case currently is on appeal before the Texas Supreme Court on, among other things, the issue of whether the dispute is arbitrable.

ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producers/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel.  ETP filed an original action in Harris County, Texas seeking a stay of the arbitration on the grounds that the action is not arbitrable, and the state court granted ETP their motion for summary judgment on that issue.  The claimants have filed a motion of appeal.

A consolidated class action complaint has been filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 2003 to December 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA by knowingly aiding and abetting violations of the CEA. This action alleges that the unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the period stipulated in the complaint, causing unspecified damages to the plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on the NYMEX during the period.  The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief.  In January 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim.  In March 2008, the plaintiffs filed a second consolidated class action complaint.  In response to this new pleading, ETP filed a motion to dismiss this second consolidated complaint in May 2008.  In June 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.  ETP filed a reply in support of its motion in July 2008.  In March 2009, the court issued an order dismissing this complaint, with prejudice, for failure to state a claim.  In April 2009, the plaintiff filed with the court a motion for reconsideration of this decision.  The court has not taken action with respect to this motion.

In March 2008, another class action complaint was filed against ETP in the United States District Court for the Southern District of Texas.  This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law.  The complaint further alleges that during this period ETP exerted monopolistic power to suppress the price of these transactions to non-competitive levels in order to benefit from its own physical natural gas positions.  The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief.  In May 2008, ETP filed a motion to dismiss this complaint.  In July 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.  ETP filed a reply in support of its motion in August 2008.  In March 2009, the court issued an order dismissing this complaint for failure to state a claim in all causes of action and for failure to state an antitrust injury but granted the plaintiff leave to amend its complaint.  In April 2009, the plaintiff filed a motion with the court to seek permission to amend its petition in order to assert a claim for common law fraud.  The court has not taken any action with respect to this motion.

At this time, ETE is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a

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negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its Form 10-Q for the three months ended March 31, 2009 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $21.0 million at March 31, 2009.  Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from its operating cash flows or from borrowings. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on their results of operations, cash available for distribution and liquidity.

Contractual Obligations

Scheduled Maturities of Long-Term Debt.  With the exception of routine fluctuations in the balance of our consolidated revolving credit facilities, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to our Current Report on Form 8-K filed by Enterprise GP Holdings on March 12, 2009.

Operating Lease Obligations.  There have been no material changes in our operating lease commitments since December 31, 2008.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our consolidated purchase obligations since December 31, 2008.

Due to Enterprise Products Partners’ and TEPPCO’s exit from the Texas Offshore Port System partnership in April 2009, our capital expenditure commitments decreased by an estimated $203.0 million.  See Note 15 for additional information regarding this subsequent event.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of March 31, 2009, claims against us totaled approximately $4.9 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated balance sheet.

Note 14.  Significant Risks and Uncertainties – Weather-Related Risks

EPCO expects to renew its property insurance policies on or before June 1, 2009.  In light of the recent history associated with hurricane and other weather-related events, it is expected that renewal of policies for weather-related risks will result in significant increases in the cost of coverage as well as the physical damage and business interruption deductibles.  With regard to windstorm events, EPCO may be unable to purchase coverage equivalent to existing policies due to changes in limits, terms and conditions of such insurance.

In the third quarter of 2008, Enterprise Products Partners’ onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  To a lesser extent, these storms affected the operations of TEPPCO as well.  The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of Enterprise Products Partners’ pipeline systems, natural gas processing plants, NGL fractionators and offshore

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platforms, which, in turn, caused a decrease in operating income from these operations.  Enterprise Products Partners is in the process of filing property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, Enterprise Products Partners and TEPPCO are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

During the three months ended March 31, 2009 Enterprise Products Partners received $23.2 million from property damage insurance claims with respect to Hurricane Katrina.  During the three months ended March 31, 2009 no business interruption insurance claims were received.

At March 31, 2009, Enterprise Products Partners had $12.8 million of estimated property damage claims outstanding related to storms that we believe are probable of collection during the next twelve months and $52.2 million thereafter.  To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as, if and when additional information becomes available.

Note 15.  Subsequent Events

EPO Executes $200.0 Million Term Loan

In April 2009, EPO entered into the EPO $200.0 Million Term Loan, which replaced its borrowing capacity under the EPO Yen Term Loan that matured on March 30, 2009.  EPO’s obligations under the term loan are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The EPO $200.0 Million Term Loan will mature on September 29, 2009.

Interest accrues on the term loan at a rate per annum equal to LIBOR plus 2.875%.  The term loan contains customary representations, warranties, covenants and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of the loan.

Enterprise Products Partners and TEPPCO Exit Texas Offshore Port System Partnership

On April 21, 2009, Enterprise Products Partners and TEPPCO announced that, effective April 16, 2009, their respective affiliates that were partners in the Texas Offshore Port System partnership dissociated from the partnership and forfeited their investments and combined two-thirds ownership interest in the partnership.  The decision to dissociate from the Texas Offshore Port System partnership was in connection with a disagreement with the Oiltanking partner.

In a response to the notices of dissociation, Oiltanking has alleged that the dissociation of the affiliates of Enterprise Products Partners and TEPPCO was wrongful and in breach of the Texas Offshore Port System partnership agreement.  Enterprise Products Partners and TEPPCO believe that their actions in dissociating from the Texas Offshore Port System partnership are permitted by, and in accordance with, the terms of the Texas Offshore Port System partnership agreement and, should the need arise, intend to vigorously defend such actions.

Potential Combination Discussions between Enterprise Products Partners and TEPPCO and Related Matters

In April 2009, Enterprise Products Partners announced its proposal, delivered to TEPPCO on March 9, 2009, to acquire all of the outstanding partnership interests of TEPPCO (the “Proposed Merger”).  The proposed consideration for TEPPCO’s units consists of 1.043 of Enterprise Products Partners’ common units for each issued and outstanding TEPPCO unit and cash equal to $1.00 per TEPPCO unit.  Based on the current number of outstanding TEPPCO units, this consideration would consist of an

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aggregate of approximately 109.5 million of Enterprise Products Partners’ common units and $105.0 million in cash.  Also in April 2009, Enterprise Products Partners received notice from a special committee formed by TEPPCO to evaluate the Proposed Merger that it does not support the proposal in its current form; however, it would be willing to consider a revised proposal.

Enterprise Products and TEPPCO do not intend to publicly comment on further discussions unless and until a definitive agreement is reached.

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Court of Chancery of New Castle County in the State of Delaware, as putative class actions on behalf of other unitholders of TEPPCO, concerning the Proposed Merger.  The complaints name as defendants Enterprise Products Partners; EPGP; TEPPCO GP; each of the directors of TEPPCO GP; EPCO; and Dan L. Duncan.

The complaints allege, among other things, that the terms of the Proposed Merger are unfair to TEPPCO’s unitholders and that the Proposed Merger is an attempt to extinguish, without consideration, a separate derivative action that previously had been filed on behalf of TEPPCO by Mr. Brinckerhoff against Enterprise Products Partners; EPGP; EPCO; Dan L. Duncan; TEPPCO GP; and certain of TEPPCO GP’s current and former directors.  The complaints further allege that the process through which a special committee of the Audit, Conflicts and Governance Committee of TEPPCO GP was appointed to consider the Proposed Merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining defendants and all persons acting in concert with them from pursuing the Proposed Merger; (ii) rescinding the Proposed Merger to the extent it is consummated or awarding rescissory damages in respect thereof; (iii) directing defendants to account to plaintiffs and the purported class for all damages suffered or to be suffered by them as a result of defendants’ alleged wrongful conduct; and (iv) awarding plaintiffs costs of the actions, including fees and expenses of their attorneys and experts.